Exhibit 99.1

Description of Governmental Gaming Regulations

We are subject to extensive regulation under laws, rules and supervisory procedures primarily in the jurisdictions where our facilities are located or docked.  If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us.  From time to time, various proposals have been introduced in legislatures of jurisdictions in which we have operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and us.  We do not know whether or when such legislation will be enacted.  Gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time.  Any material increase in these taxes or fees could adversely affect us.

Some jurisdictions, including those in which we are licensed, empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to periodic reports respecting those gaming activities.  Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

Under provisions of gaming laws in jurisdictions in which we have operations, and under our organizational documents, certain of our securities are subject to restriction on ownership which may be imposed by specified governmental authorities.  The restrictions may require a holder of our securities to dispose of the securities or, if the holder refuses, or is unable, to dispose of the securities, we may be required to repurchase the securities.

The indenture governing our notes provides that if a holder of a note or beneficial owner of a note is required to be licensed, qualified, or found suitable under the applicable gaming laws and such holder or owner is not so licensed, qualified or found suitable within any time period specified by the applicable gaming authority, we would be permitted to require the holder or owner to dispose of its notes within a time period that either we prescribe or such other time period prescribed by the applicable gaming authority.  Under such circumstances, the redemption price would be the lesser of the holder’s or owner’s cost for such notes and the principal amount thereof, or such other amount as is required by applicable gaming authorities.

Nevada Regulation and Licensing.    The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act (the “Nevada Act”) and regulations promulgated under the Nevada Act and various local regulations.  Resorts’ gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the City of Reno, which we refer to collectively as the “Nevada Gaming Authorities.”

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices and procedures;

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the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•	the prevention of cheating and fraudulent practices;

•	the maintenance of a Gaming Compliance and Reporting Plan, including the establishment of a Gaming Compliance Committee and the retention of a Corporate Compliance Officer; and

•	the provision of a source of state and local revenues through taxation and licensing fees.

Changes in such laws, regulations and procedures could have an adverse effect on ERI’s gaming operations and its related businesses, financial condition, and results of operations.

Business organizations that operate casinos in Nevada are required to be licensed by the Nevada Gaming Authorities.  A gaming license requires the periodic payment of fees and taxes and is not transferable. ERI is registered by the Nevada Commission as a publicly traded corporation (a “Registered Corporation”) that is authorized to own all of the membership interests of CC-RENO LLC, the licensed operator of Circus Circus Reno, and HoldCo, the owner of ERI’s other Nevada gaming subsidiaries.  As a Registered Corporation, ERI is required to submit periodic detailed financial and operating reports to the Nevada Commission and to furnish any other information which the Nevada Commission may require. HoldCo is approved and registered as a private holding company authorized to own and control all of the membership interests of Resorts, the licensed operator of the Eldorado Reno,  and the Silver Legacy Joint Venture, the licensed operator of the Silver Legacy. Through various subsidiaries, Resorts also owns and operates the Louisiana Partnership, the operator of the Eldorado Shreveport in Shreveport, Louisiana.

No person may become a more than 5% stockholder or holder of more than a 5% interest in, or receive any percentage of profits from, CC-RENO LLC, HoldCo or its subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities.  We refer to all of the foregoing Nevada entities collectively as the “Nevada Licensed Subsidiaries.”  ERI and all of its Nevada Licensed Subsidiaries have obtained from the Nevada Gaming Authorities all of the various registrations, approvals, permits and licenses required in order to continue gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, ERI and its Nevada Licensed Subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee.  Certain officers, directors, and certain key employees of ERI and its subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities.  The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable.  A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation.  The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities within 30 days as prescribed by law and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with ERI or any of its subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require ERI or any of its subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

ERI and its Nevada Licensed Subsidiaries are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Nevada Licensed Subsidiaries must be reported to, and/or approved by, the Nevada Commission.

If it were determined that the Nevada Gaming Control Act was violated by any of the Nevada Licensed Subsidiaries, the gaming licenses they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures.  In addition, ERI and the persons involved could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act or the regulations adopted thereunder at the discretion of the Nevada Commission.  Further, a supervisor could be nominated by the Nevada Commission for court appointment to operate our gaming properties and, under certain circumstances, earnings generated during the supervisor’s appointment (except for reasonable rental value of our gaming properties) could be forfeited to the State of Nevada.  Supervisors appointed under such provisions of law have powers similar to those of court appointed receivers.  Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect ERI’s gaming operations and its related businesses, financial condition and results of operations.

Any beneficial holder of ERI’s voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability reviewed as a beneficial holder of ERI’s voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada.  The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.  Refusal to comply with such requirements can result in the person being found unsuitable to be involved with any licensed Nevada gaming operation including all businesses affiliated therewith.

The Nevada Gaming Control Act requires any person who acquires more than 5% of the voting securities of a Registered Corporation to report the acquisition to the Nevada Commission.  The Nevada Gaming Control Act requires that beneficial owners of more than 10% of the voting securities of a Registered Corporation to apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 25%, of a Registered Corporation’s voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only.  An institutional investor that has obtained such a waiver may, in certain circumstances, hold up to 29% of a Registered Corporation’s voting securities and maintain its waiver for a limited period of time.  An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the Registered Corporation’s board of directors, any change in the Registered Corporation’s corporate charter, bylaws, management, policies or operations, or of any of its Nevada Licensed Subsidiaries’ charters, bylaws, operating agreements operations, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation’s voting securities for investment purposes only.  Activities that are not deemed to be inconsistent with holding voting securities for investment purposes include only:

•	voting on all matters voted on by stockholders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in our management, policies or operations; and

•	such other activities as the Nevada Commission may determine to be consistent with such investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.  The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable.  The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner.  Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense.  ERI may be subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with ERI, or any of its Nevada Licensed Subsidiaries, ERI:

•	pays the unsuitable person any dividend or interest upon voting securities of ERI;

•	allows the unsuitable person to exercise, directly or indirectly, any voting right conferred through securities held by the person;

•	pays remuneration in any form to the unsuitable person for services rendered or otherwise; or

•	fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value.

Further, the Nevada Commission may, at its discretion, require the holder of any debt security of a Registered Corporation or any of the Nevada Licensed Subsidiaries to file applications, be investigated and be found suitable to own the debt security of the issuer.  If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Gaming Control Act, the Registered Corporation and its Licensed Subsidiaries that are involved can be sanctioned, including the loss of approvals and licenses, if without the prior approval of the Nevada Commission, it or they:

•	pay to the unsuitable person any dividend, interest, or any distribution whatsoever;

•	recognize any voting right by such unsuitable person in connection with such securities;

•	pay the unsuitable person remuneration in any form; or

•	make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

ERI is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time.  If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities.  A failure to make such disclosure may be grounds for finding the record holder unsuitable.  ERI will also be required to render maximum assistance in determining the identity of the beneficial owner.

ERI is not be permitted to make a public offering of its securities without the prior approval of the Nevada Commission if the securities or the proceeds derived therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes.  Any representation to the contrary is unlawful.    Any approval granted by the Nevada Commission for such offerings may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board.

Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Persons seeking to acquire control of a Registered Corporation must satisfy the Nevada Gaming Authorities in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with any entity proposing to acquire control, to be investigated, and be licensed or found suitable as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchase of voting securities and corporate defense tactics affecting Nevada gaming licensees and Registered Corporations that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated.  Registered Corporations are also required under the Nevada Gaming Control Act to apply for and obtain the prior approval of the Gaming Commission of any plan of recapitalization proposed by its board of directors in response to a tender offer made directly to its stockholders for the purposes of acquiring control of the Registered Corporation.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and the City of Reno.  Depending upon the particular fee or tax involved, these fees and taxes are payable monthly, quarterly or annually and are based upon:

•	a percentage of the gross revenues received;

•	the number of gaming devices operated; and

•	the number of table games operated.

An excise tax is also paid by casino operations upon admission to certain facilities offering live entertainment, including the selling of food, refreshment and merchandise in connection therewith.  Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons, which we refer to as Licensees, and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming.  The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission.  Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act.  Licensees are also subject to disciplinary action by the

Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

The sale of food or alcoholic beverages at our Nevada casinos is subject to licensing, control and regulation by the applicable local authorities. All licenses are revocable and are not transferable.  The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could, and a revocation would, have a significant adverse effect upon the operations of the affected casino or casinos.

Louisiana Regulation and Licensing.  In the State of Louisiana, ERI owns and operates, through HoldCo’s subsidiaries, the Eldorado Shreveport in Shreveport, Louisiana.  The operation and management of this riverboat casino operation are subject to extensive state regulation.  The Louisiana Riverboat Economic Development and Gaming Control Act, or the Riverboat Act, became effective on July 19, 1991.

The Riverboat Act states, among other things, that certain of the policies of the State of Louisiana are:

•	to develop a historic riverboat industry that will assist in the growth of the tourism market;

•	to license and supervise the riverboat industry from the period of construction through actual operation;

•	to regulate the operators, manufacturers, suppliers and distributors of gaming devices; and

•	to license all entities involved in the riverboat gaming industry.

The Riverboat Act provides that no holder of a license or permit possesses any vested interest in such license or permit and that the license or permit may be revoked at any time.  In a special session held in April 1996, the Louisiana legislature passed the Louisiana Gaming Control Act, or the Gaming Control Act, which created the Louisiana Gaming Control Board, or the Gaming Control Board. Pursuant to the Gaming Control Act, all of the regulatory authority, control and jurisdiction of licensing for riverboat operations was transferred to the Gaming Control Board.  The Gaming Control Board came into existence on May 1, 1996 and is made up of nine members and two ex‑officio members (the Secretary of Revenue and Taxation and the superintendent of Louisiana State Police).  It is domiciled in Baton Rouge and regulates riverboat gaming, the land‑based casino in New Orleans, racetrack slot facilities and video poker.  The Louisiana Attorney General acts as legal counsel to the Gaming Control Board.  Any material alteration in the method whereby riverboat gaming, slot facilities or video draw poker is regulated in the State of Louisiana could have an adverse effect on the operations of the Eldorado Shreveport.

Riverboats.  The Riverboat Act approved the conducting of gaming activities on a riverboat, in accordance with the Riverboat Act, on twelve separate waterways in Louisiana.  The Riverboat Act allows the Gaming Control Board to issue up to fifteen licenses to operate riverboat gaming projects within the state, with no more than six in any one parish.  There are presently fifteen licenses issued and operating.

ERI and certain of our directors and officers and certain of our key personnel have been found suitable to operate riverboat gaming in the State of Louisiana.  New directors, officers and certain key employees associated with gaming must also be found suitable by the Gaming Control Board prior to working in gaming‑related areas.  These approvals may be immediately revoked for a number of causes as determined by the Gaming Control Board.  The Gaming Control Board may deny any application for a certificate, permit or license for any cause found to be reasonable by the Gaming Control Board.  The Gaming Control Board has the authority to require any riverboat operator to sever its relationships with any persons for any cause deemed reasonable by the Gaming Control Board or for the failure of that person to file necessary applications with the Gaming Control Board.  HoldCo and the subsidiaries, as well as relevant key employees of Eldorado Shreveport, hold all currently required licenses and approvals for operation of the casino.  The current Louisiana riverboat gaming license of Eldorado Shreveport is valid for five years and will expire on October 14, 2019.

Gaming Control Board.  At any time, the Gaming Control Board may investigate and require the finding of suitability of any stockholder, beneficial stockholder, officer or director of ERI or of any of its subsidiaries.  The Gaming Control Board requires all holders of more than a 5% interest in the license holder to submit to suitability requirements.  Additionally, if a shareholder who must be found suitable is a corporate or partnership entity, then the shareholders or partners of the entity must also submit to investigation.  The sale or transfer of more than a 5% interest in any riverboat or slot project is subject to Gaming Control Board approval.

Pursuant to the regulations promulgated by the Gaming Control Board, all licensees are required to inform the Gaming Control Board of all debt, credit, financing and loan transactions, including the identity of debt holders.  In addition, the Gaming Control Board, in its sole discretion, may require the holders of such debt securities to file applications and obtain a finding of suitability from the Gaming Control Board.  Although the Riverboat Act does not specifically require debt holders to be licensed or to be found suitable, the Gaming Control Board retains the discretion to investigate and require that any holders of debt securities be found suitable under the Riverboat Act.  Additionally, if the Gaming Control Board finds that any holder exercises a material influence over the gaming operations, a finding of suitability will be required.  If the Gaming Control Board determines that a person is unsuitable to own such a security or to hold such indebtedness, the Gaming Control Board may propose any action which it determines proper and necessary to protect the public interest, including the suspension or revocation of the license.  The Gaming Control Board may also, under the penalty of revocation of license, issue a condition of disqualification naming the person(s) and declaring that such person(s) may not:

•	receive dividends or interest in debt or securities;

•	exercise directly or through a nominee a right conferred by the securities or indebtedness;

•	receive any remuneration from the licensee;

•	receive any economic benefit from the licensee; and

•	continue to hold an ownership or economic interest in a licensee or remain as a manager, director or partner of a licensee.

The Riverboat Act or rules adopted pursuant thereto contain certain restrictions and conditions relating to the operation of riverboat gaming, including the following: (1) agents of the Gaming Control Board are permitted on board at any time during gaming operations; (2) gaming devices, equipment and supplies may only be purchased or leased from permitted suppliers; (3) gaming may only take place in the designated gaming area while the riverboat is upon a designated river or waterway; (4) gaming equipment may not be possessed, maintained or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair or storage of such equipment; (5) wagers may be received only from a person present on a licensed riverboat; (6) persons under 21 are not permitted on gaming vessels; (7) except for slot machine play, wagers may be made only with chips or electronic cards purchased from the licensee aboard a riverboat; (8) licensees may only use docking facilities for which they are licensed and may only board and discharge passengers at the riverboat’s licensed berth; (9) licensees must have adequate protection and indemnity insurance; (10) licensees must have all necessary federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and (11) gaming may only be conducted in accordance with the terms of the license, the Riverboat Act and the rules and regulations adopted by the Gaming Control Board.

Fees for conducting gaming activities on a riverboat include (1) $50,000 per riverboat for the first year of operation and $100,000 per year per riverboat thereafter plus (2) a percentage of net gaming proceeds (gross revenue).

In March 2001, Louisiana passed Act 3 of the 1st Extraordinary Legislative Session, which allows riverboat gaming licensees to operate dockside.  In consideration of this change, the tax on gaming revenues was increased to 21.5%.

The Riverboat Act also authorizes the City of Shreveport to assess a boarding fee, up to $3.00.  In lieu of the boarding fee, our previous owner negotiated a payment in an amount equal to 3.225% of the gross revenues (“Net Gaming Proceeds”) of our riverboat to be paid to the City of Shreveport and 0.5375% of the Net Gaming Proceeds of our riverboat to be paid to the Bossier Parish School Board.  In May 2005, our previous owner and the Bossier Parish Police Jury concluded an agreement under which we began paying a percentage of our Net Gaming Proceeds, to the Bossier Parish Police Jury.  Such payments were initially in the amount of 0.3% of our Net Gaming Proceeds during 2006, and subsequently increased to 0.4% and 0.5% effective January 1, 2007 and 2008, respectively.  The payments are in addition to those under our ground lease and are in lieu of both admission fees and any sales or use tax for complimentary goods or services.

Any violation of the Riverboat Act or the rules promulgated by the Gaming Control Board could result in substantial fines, penalties (including a revocation of the license) and criminal actions.  Additionally, all licenses and permits issued by the Gaming Control Board are revocable privileges and may be revoked at any time by the Gaming Control Board.

West Virginia Regulation and Licensing.  In the State of West Virginia, ERI owns and operates, through  MTR and its wholly owned subsidiary, Mountaineer Park, Inc., Mountaineer  Casino, Racetrack & Resort in Chester, West Virginia, which offers live thoroughbred racing with pari-mutuel wagering, simulcast racing with pari-mutuel wagering, televised racing with pari-mutuel wagering, racetrack video lottery games and lottery racetrack table games. The operation and management of Mountaineer are subject to extensive regulation by the West Virginia Racing Commission (the “WV Racing Commission”) and the West Virginia Lottery Commission (the “WVLC”). The racing and pari-mutuel wagering activities are licensed and regulated by the WV Racing Commission. Racetrack video lottery games and lottery racetrack table games are licensed and regulated by the WVLC.  Holding a valid racing license is required in order to be issued and hold a racetrack video lottery license and a lottery racetrack table games license cannot be issued unless the applicant for the license holds a racetrack video lottery license.

Horse Racing and Pari-Mutuel Wagering.  The WV Racing Commission, which is comprised of three members appointed by the Governor of West Virginia, regulates live racing, simulcast racing, televised racing and pari-mutuel wagering. Racing and pari-mutuel wagering are governed by the applicable West Virginia statutes and legislative rules promulgated by the WV Racing Commission.  Mountaineer is licensed by the WV Racing Commission, which license is renewed annually unless the WV Racing Commission rejects the application for renewal for good cause. The licensee pays an annual license tax as well as daily license taxes and pari-mutuel wagering taxes to the WV Racing Commission.  The racing statutes including the taxes are subject to change by the West Virginia legislature. The legislative rules promulgated by the WV Racing Commission are subject to amendment by the WV Racing Commission, but changes to the rules need to be approved by the West Virginia legislature.  Licenses are not transferable.

As part of its application for renewal of its license, Mountaineer must disclose substantial information to the WV Racing Commission and notify the WV Racing Commission of changes in material information during the license year. This information includes the following:

•	the names and addresses of all Mountaineer directors and stockholders;

•	the names and addresses of key employees of Mountaineer;

•	the dates and locations of race meetings;

•	the hours of operation on each race day;

•	a list of names of all required race officials;

•	a current and accurate financial statement of Mountaineer certified by an independent certified public accountant; and

•	any other information required by the WV Racing Commission.

Employees of Mountaineer engaged in racing and/or pari-mutuel wagering must have permits issued by the WV Racing Commission before they engage in employment in a racing or pari-mutuel wagering occupation. The WV

Racing Commission charges each applicant for a permit, or for renewal of a permit, a permit fee that may be paid by the licensee.

The WV Racing Commission may suspend, revoke or not renew licenses and permits in the event the licensee or permit holder violates the racing statutes or rules promulgated by the WV Racing Commission.

The WV Racing Commission may require fingerprints and background checks from all applicants for a permit as well as from officers, board members and key employees of Mountaineer.

The WV Racing Commission approves live racing days as well as simulcast and televised racing. The WV Racing Commission has broad powers to investigate, monitor and oversee all aspects of racing and pari-mutuel wagering.  The WV Racing Commission and its personnel have the right of access to any and all parts of the grounds of Mountaineer, and the WV Racing Commission may audit or examine the books and records of Mountaineer.

If the WV Racing Commission were to suspend, revoke or not renew Mountaineer’s racing license, Mountaineer would have to stop offering racetrack video lottery games for play and stop offering lottery racetrack table games.

West Virginia levies various taxes and fees on racing and pari-mutuel wagering activities, imposes limits on the commissions Mountaineer may receive from these activities and specifies how some portions of these commissions must be expended by the licensee. Changes in these laws could have a significant impact on the profitability of Mountaineer.

Racetrack Video Lottery.  Racetrack video lottery is regulated by the WVLC, which is comprised of seven members appointed by the Governor of West Virginia including the executive director of the WVLC (the “WV Executive Director”).  The WVLC has promulgated rules approved by the West Virginia legislature under which racetrack video lottery games are played and conducted.

Under West Virginia law, Mountaineer’s racetrack video lottery license is not transferrable.  Additionally, the transfer of more than five percent of the equity interest, or voting interest, in Mountaineer or any other licensee must be approved by the WVLC before the transfer is finalized.

In order to lawfully conduct racetrack video lottery, Mountaineer must maintain its racing license issued by the WV Racing Commission as well as it racetrack video lottery license.  Only the holder of a racing license is authorized to hold a racetrack video lottery license.    In applying for a video lottery license, Mountaineer must present WVLC evidence of agreements, regarding the proceeds from video lottery terminals, between Mountaineer and the representative of a majority of the horse owners and trainers, the representative of a majority of the pari-mutuel clerks, and the representative of a majority of the breeders at the racetrack.

In order to maintain its racetrack video lottery license, Mountaineer is required to inform the WVLC when information provided in its last renewal application changes.  Updating may be required because of changes in Mountaineer’s direct or indirect ownership, changes in management including members of the board of directors or changes in key personnel.  Mountaineer must also request commission approval of any change in financing or lease arrangements at least thirty days before the effective date of the change. Mountaineer must annually apply to renew its race track video lottery license. This information includes but is not limited to:

•	information about all holding companies, intermediaries, subsidiaries and affiliates of Mountaineer;

•	any criminal charges or convictions of Mountaineer and employees engaged in gaming related activity;

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name, address, employer identification number or social security number, date of birth, compensation, any criminal charges or convictions and fingerprints for each of Mountaineer’s officers and directors as well as key employees having the ability to control or influence gaming activity. This requirement extends to officers, directors and key employees of a parent corporation;

•	a description of the stock of Mountaineer, and of all holding companies, intermediaries, subsidiaries and affiliates of Mountaineer;

•	proof that Mountaineer holds a racing license issued by the WV Racing Commission;

•	audited financial statements for Mountaineer and for any parent or holding company;

•	information about all of the stock or equity interests Mountaineer holds in other entities;

•	a description of any civil litigation to which Mountaineer, or any holding company, subsidiary or affiliate of Mountaineer, is or was a party;

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information about any judgment, order or consent order pertaining to a violation of federal antitrust, trade regulation or securities laws, or of similar laws of any state, province or country, entered against Mountaineer or any holding company of Mountaineer;

•	information regarding any bankruptcy or insolvency proceedings of Mountaineer or any director, officer or key employee of Mountaineer or of any parent corporation or other holding company;

•	information regarding the licensing history of Mountaineer, any director, officer or key employee of Mountaineer or of any parent or other holding company;

•	Mountaineer’s security and surveillance plan;

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consent to background checks for Mountaineer officers, directors and key employees and similar personnel of any parent corporation or holding company having directly or indirectly the power to control or influence gaming decisions by Mountaineer or any of its employees, which includes furnishing fingerprints;

•	a commitment to deliver acceptable forms of credit (e.g., surety bond) and evidence of insurance, meeting the requirements of the WVLC;

•	a commitment to purchase only authorized video lottery terminals and to maintain and timely repair such terminals using authorized technicians and parts;

•	a commitment to acquire video lottery terminals only from technology providers approved by the WVLC; and

•	any other information or agreement the WVLC may require.

Each time Mountaineer submits additional information to the WVLC in connection with Mountaineer’s racetrack video lottery license, or fails to timely submit such information, the WVLC and the WV Executive Director have discretion to suspend, revoke or reconsider the application for Mountaineer’s racetrack video lottery license.  If the racetrack video lottery license is suspended, revoked or not renewed, Mountaineer would have to cease operation of its racetrack video lottery games, as well as its lottery racetrack table games.

Mountaineer’s racetrack video lottery license is subject to suspension, revocation or nonrenewal as provided for in the racetrack video lottery statutes and rules of the WVLC. Civil money penalties and criminal penalties may be imposed for certain violations of the lottery statutes and rules of the WVLC.

The racetrack video lottery license may be suspended or revoked or not renewed in the event Mountaineer does any of the following:

•	fails to comply with West Virginia’s racetrack video lottery statutes;

•	fails to comply with the rules, terms and conditions, policies, orders and directives of the WVLC or of the WV Executive Director;

•	fails to maintain any required surety bond, insurance, or insurance coverage required by the WVLC;

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makes a false or fraudulent statement or representation in connection with its application for renewal of its racetrack video lottery license or in any other document reasonably required by the WVLC or the WV Executive Director;

•	fails to promptly and accurately settle accounts of racetrack video lottery transactions and pay the WVLC amounts due to the WVLC from racetrack video lottery transactions;

•	fails to credit or pay a winning racetrack video lottery participant;

•	allows an underage person to play racetrack video lottery games, or pays an underage person a video lottery prize payment;

•	fails to maintain adequate and sufficient security;

•	offers a video lottery game that has not been approved by the WV Executive Director or the WVLC;

•	allows a video lottery terminal to be repaired by an unauthorized person;

•	uses a video lottery terminal that has not been authorized and approved by the WV Executive Director;

•	fails to comply with the Americans with Disabilities Act of 1990;

•	fails to provide required notice or to obtain required approval prior to relocating or transporting a video lottery terminal;

•	fails to make capital improvements as required by the WVLC by rule, policy, order or directive;

•	fails to meet financial obligations necessary for the continued operation of racetrack video lottery;

•	acts in a manner that impacts or has the likelihood of impacting the efficient operation or integrity of video lottery; or

•	fails to adhere to any terms and conditions set forth in the order of the WVLC approving Mountaineer’s application for a license or for renewal thereof.

The WV Executive Director or the WVLC may also suspend or revoke Mountaineers racetrack video lottery license if Mountaineer or any officer or director or any employee engaged in gaming activity, or any officer or director or key employee of any parent corporation or holding company is convicted of criminal violations that may negatively impact the integrity of the lottery, or if any of them have experience, character or general fitness that the WV Executive Director believes would be inconsistent with the public interest, convenience or trust.

As necessary for reasons related to public safety, convenience or trust which require immediate action, the WV Executive Director may order the immediate and indefinite disabling of all or a portion of Mountaineer’s racetrack video lottery terminals in accordance with rules of the WVLC.

The WVLC and the WV Executive Director have broad powers under the racetrack video lottery statutes to investigate and monitor racetrack video lottery operations.  All racetrack video lottery terminals in operation for play must be connected to the WVLC’s computer system.  The WV Executive Director and employees of the Commission may at any time examine, inspect, test or access for any purposes all records, files, equipment, other documents, video lottery terminals, and hardware and software used in connection with video lottery. Mountaineer must allow inspections of its licensed premises at any time as authorized by the WV Executive Director.

The WVLC also has the power and authority, for good cause and without notice or a warrant, at any time, to do any of the following:

•	inspect any racetrack video lottery terminals, central monitoring system, or associated equipment and software about, on or around Mountaineer’s facilities;

•

inspect and examine all premises in which Mountaineer conducts racetrack video lottery gaming or has any authorized video lottery terminals, central monitoring system, or associated equipment and software designed, built, constructed, assembled, manufactured, sold, distributed, or serviced, or in which records of those activities are prepared or maintained;

•

seize summarily and remove from Mountaineer’s premises and impound, assume physical control of, or disable any video lottery terminals, central monitoring system, or associated equipment and software for the purposes of examination and inspection;

•

inspect, examine and audit books, records, and documents concerning Mountaineer’s racetrack video lottery gaming activities, including financial records of parent corporations, subsidiary corporations, affiliate corporations or similar business entities related to Mountaineer’s racetrack video lottery gaming activities; and

•

seize, impound, or assume physical control of books, records, ledgers, cash boxes and their contents, a counting room or its equipment, or other physical objects relating to racetrack video lottery gaming.

Pursuant to the racetrack video lottery statues, Mountaineer receives a commission equal to 46.5% of the net terminal income from the play of racetrack video lottery games.  “Net terminal income” is generally defined as credits played less video lottery prize winnings, less an amount deducted by the WVLC to reimburse the WVLC for its actual costs for administering racetrack video lottery at the licensed racetrack.

Additionally, the West Virginia Legislature has established a fund for modernization of racetrack video lottery terminals into which the WVLC annually deposits a portion of the amount it retains for administration of racetrack video lottery games.  An account is established for Mountaineer and for each of the other racetracks. Mountaineer may draw annually from its account matching dollars to help pay the expense of upgrading and modernizing it racetrack video lottery terminals. For every two dollars a licensee spends on certain equipment, it is authorized to receive one dollar in recoupment from the fund.  In the event there remains a balance unspent by a licensee at the end of the year, that amount may be carried forward for one year, after which such amount reverts to the West Virginia

State Lottery Fund.  The West Virginia Licensed Racetrack Modernization Fund is currently authorized to be funded through the fiscal year ending June 30, 2020.

A change to these statutes could have a significant impact on the profitability of Mountaineer’s racetrack video lottery gaming business and revenues.

Mountaineer employees involved with racetrack video lottery gaming are also required to obtain and maintain a license from the WVLC prior to being involved in racetrack video lottery gaming.  An application for a racetrack video lottery gaming employee license may be denied if the applicant has been convicted of certain offenses involving moral turpitude, illegal gambling, fraud or misrepresentation or if the person is not qualified for the position for which the application for a license is submitted.

Lottery Racetrack Table Games.  Lottery racetrack table games are regulated by the WVLC. The WVLC has promulgated rules approved by the West Virginia legislature under which lottery racetrack table games are played.

Under West Virginia law, Mountaineer’s lottery racetrack table games license is not transferrable. Additionally, the transfer of more than five percent of the equity interest or voting interest in Mountaineer or any parent corporation or holding company must be approved by the WVLC before the transfer is finalized.

In order to lawfully conduct lottery racetrack table games, Mountaineer must maintain its racing license issued by the WV Racing Commission and its racetrack video lottery license issued by the WVLC as well as its lottery table games license.  Only the holder of a racing license and a racetrack video lottery license is authorized to hold a lottery racetrack table games license.

In order to maintain its lottery racetrack table games license, Mountaineer is required to inform the WVLC when information provided in its last renewal application changes.  Updating may be required because of changes in Mountaineer’s direct or indirect ownership, changes in management including members of the board of directors or changes in key personnel. Mountaineer must also request commission approval of any change in financing or lease arrangements at least thirty days before the effective date of the change. Mountaineer must annually apply to renew its lottery racetrack table games license.  The information required for this license is similar to that previously discussed for renewal of a racetrack video lottery license.

Each time Mountaineer submits additional information to the WVLC in connection with Mountaineer’s lottery racetrack table games license, or fails to timely submit such information, the WVLC and the WV Executive Director have discretion to suspend, revoke or reconsider Mountaineers lottery racetrack table games license.

Mountaineer’s lottery racetrack table games license is subject to suspension, revocation or nonrenewal as provided for in the lottery racetrack table games statutes and rules of the WVLC. Civil money penalties and criminal penalties may be imposed for certain violations of the lottery statutes and rules of the WVLC.

The lottery racetrack table games license may be suspended or revoked or not renewed for the same reasons previously discussed for suspension, revocation or nonrenewal of a racetrack video lottery license.

The WV Executive Director or the WVLC may also suspend or revoke Mountaineers lottery racetrack table games license if Mountaineer or any officer or director or any employee engaged in gaming activity, or any officer or director or key employee of any parent corporation or holding company is convicted of criminal violations that may negatively impact the integrity of the West Virginia Lottery, or if any of them have experience, character or general fitness that the WV Executive Director believes would be inconsistent with the public interest, convenience or trust.

The WVLC and the WV Executive Director have broad powers under the lottery racetrack table game statutes to investigate and monitor racetrack table game operations. The WV Executive Director and employees of the WVLC may at any time examine, inspect, test or access for any purposes all records, files, equipment, and other documents used in connection with lottery racetrack tables games operation and play. Mountaineer must allow inspections of its licensed premises at any time as authorized by the WV Executive Director.

The WVLC also has the power and authority, for good cause and without notice or a warrant, to at any time, to do any of the following:

•	inspect any racetrack table games or related equipment on or around Mountaineer’s facilities;

•	inspect and examine all premises in which Mountaineer conducts lottery racetrack table games or stores related equipment;

•

seize summarily and remove from Mountaineer’s premises and impound, assume physical control of, any lottery racetrack table games or associated equipment for the purposes of examination and inspection;

•

inspect, examine and audit books, records, and documents concerning Mountaineers lottery racetrack table games activities, including financial records of parent corporations, subsidiary corporations, affiliate corporations or similar business entities related to Mountaineers racetrack lottery table gaming activities; and

•

seize, impound, or assume physical control of books, records, ledgers, cash boxes and their contents, a counting room or its equipment, or other physical objects relating to lottery racetrack table gaming activity.

Pursuant to the lottery racetrack table games statute, Mountaineer must annually pay to the WVLC a lottery racetrack table games license fee of $2.5 million that is due when the application for renewal is filed with the WVLC.  Additionally, Mountaineer pays a weekly tax equal to 35% of the adjusted gross receipts from table game activity during the preceding week.

A change to these statutes could have a significant impact on the profitability of Mountaineer’s lottery racetrack table game gaming business and revenues.

Mountaineer employees involved with lottery racetrack table games are also required to obtain and maintain a license from the WVLC prior to being involved in racetrack table gaming activity. An application for a racetrack video lottery gaming employee license may be denied if the applicant has been convicted of certain offenses involving moral turpitude, illegal gambling, fraud or misrepresentation or if the person is not qualified for the position for which the application for a license is submitted.

Pennsylvania Regulation and Licensing.  In the State of Pennsylvania, ERI owns and operates, through MTR and its wholly owned subsidiary, Presque Isle Downs, Inc., Presque Isle Downs & Casino in Erie, Pennsylvania. Presque Isle Downs is subject to rules and regulations promulgated the Pennsylvania Gaming Control Board (“PGCB”), the Pennsylvania Racing Commission (the “PA Racing Commission”) and the requirements of other agencies.

Pennsylvania Gaming Control Board.  The PGCB was created in 2004 by the Pennsylvania Race Horse Development and Gaming Act (the “Gaming Act”).  The PGCB consists of seven voting members, three are appointed by the Governor of the Commonwealth of Pennsylvania and one by each of the four legislative caucuses. A supermajority vote consisting of each of the legislative commissioners and at least one gubernatorial commissioner is required for PGCB decisions.  The Secretary of Revenue, the Secretary of Agriculture, and the Treasurer of the Commonwealth serve as ex officio members of the PGCB.  Generally, the PGCB is mandated to protect the public through the regulation and policing of all activities involving gaming.

Under the Gaming Act, the PGCB is authorized to issue licenses to three categories of operators.  Presque Isle Downs is a “Category 1” licensee, which is reserved for owners and operators of horse race tracks.  Initially, slot machines were the only form of gaming that could be provided by Category 1 licensees (other than pari-mutuel betting on horse races). Category 1 licensees are permitted up to 5,000 slot machines. In January 2010, the Pennsylvania legislature amended the Gaming Act to permit Category 1 licensees to operate table games, including poker, black jack, baccarat, roulette, and craps. Category 1 licensees may petition the PGCB for permission to operate up to 250 tables. Presque Isle Downs currently has 1,720 slot machines and 46 table games.

Category 1 licensees, like Presque Isle, are assessed an initial license fee of $50,000,000.  The license fee for the Table Games Certificate was $16,500,000.  Licensees also must pay taxes on slot machine “gross terminal revenues” (the difference between wagers and pay-outs) in the following amounts:

•	34% to the Commonwealth of Pennsylvania;

•	2% to the local county in which the gaming facility is located;

•	2% to the local municipality in which the gaming facility is located, subject to a minimum of $10.0 million;

•	5% to the Pennsylvania Gaming Economic Development Tourism Fund; and

•	12% to support the horse race industry.

There is an additional requirement to repay a loan obtained from the Commonwealth of Pennsylvania to cover the initial regulatory start-up costs before any of Pennsylvania’s casinos began operations.  The repayment amount of $63.8 million is a ten-year requirement assessed against each property’s gross terminal revenue according to a formula established per a pronouncement of the PGCB dated July 11, 2011.  The formula averages the property’s percentage annual gross terminal revenue of the total from all properties each year with its cumulative percentage of all gross terminal revenue generated since gaming commenced in the Commonwealth of Pennsylvania.  The average obtained is applied against the $6.38 million payment to be made each year, the final payment to be due on January 1, 2021.

The following tax rates apply to table games and are based on “daily gross table games revenue” (calculated in essentially the same manner as “gross terminal revenue”):

•	12% to the Commonwealth of Pennsylvania on non-electronic table games;

•	34% to the Commonwealth of Pennsylvania on fully electronic table games; and

•	2% to the local municipalities in which the gaming facility is located on all games.

A deposit of $1.5 million to cover weekly withdrawals of the property’s share of the cost of regulation is required to be maintained and the amount withdrawn must be replenished weekly.

Any person who acquires beneficial ownership of 5% or more of the voting securities of the licensee or an entity that controls the licensee will be required to apply to the PGCB for licensure, obtain licensure and remain licensed. Licensure requires, among other things, that the applicant establish by clear and convincing evidence the applicant’s good character, honesty and integrity.  Additionally, any trust that holds 5% or more of the voting securities of a licensee or any entity that controls the licensee is required to be licensed by the PGCB and each individual who is a grantor, trustee or beneficiary of the trust is also required to be licensed by the PGCB.  Under certain circumstances and under the regulations of the PGCB, an “institutional investor” as defined under the regulations of the PGCB, which acquires beneficial ownership of 5% or more, but less than 10%, of the voting securities of a licensee or of any entity that controls the licensee, may be waived from licensure by the PGCB provided the institutional investor files an Institutional Notice of Ownership Form with the PGCB Bureau of Licensing and has filed, and remains eligible to file, a statement of beneficial ownership on Schedule 13G with the SEC as a result of this ownership interest.  In addition, any beneficial owner of our voting securities, regardless of the number of shares beneficially owned, may be required at the discretion of the PGCB to file an application for licensure.

In the event a security holder is required to be found qualified and is not found qualified, the security holder may be required by the PGCB to divest its interest at a price not exceeding the cost of the interest. Key employees, vendors, suppliers, slot machine manufacturers and management companies are also required to be licensed.

The PGCB reserves the right to require any investor or person associated with a licensee to be licensed. Licensees are prohibited from making any political contributions to Pennsylvania candidates or political parties.

The Gaming Act also requires that a slot machine licensee shall notify the PGCB and receive the PGCB’s consent prior to any “change in control” of the slot machine licensee.  A change in control is defined as the acquisition by a person or group of persons acting in concert of more than twenty percent of the slot machine licensee’s securities or other ownership interests or the purchaser of the assets, other than in the ordinary course of business, of any slot machine licensee.  The person or entity purchasing the assets which results in a change of control is required to: (1) independently qualify for a license in accordance with the licensing requirements of the Gaming Act and (2) pay a license fee of up to $50,000,000.  The Gaming Act provides that the PGCB may in its discretion reduce but not eliminate the requirement that a license fee of $50,000,000 be paid.  On December 18, 2007, the PGCB approved a presumptive fee for a change of control of $2.5 million, unless special circumstances would dictate otherwise.  The PGCB may provide up to 120 days for any person who is required to apply for a license and who is found not qualified to completely divest the person’s ownership interest.

Pennsylvania Racing Commission.  Under the Race Horse Industry Reform Act (the “Racing Act”), the PA Racing Commission is mandated to supervise thoroughbred horse race meetings in Pennsylvania at which pari-mutuel betting is conducted. The PA Racing Commission is also charged with licensing operators of thoroughbred horse race tracks and other persons involved in the thoroughbred horse race industry in Pennsylvania. The Racing Act authorizes the PA Racing Commission to issue up to six operator licenses. The Pennsylvania Harness Racing Commission is authorized to issue up to five licenses to operate harness racing tracks.

The Racing Act and regulations promulgated by the PA Racing Commission provide detailed regulations relating to such things as wagering, simulcasting, sale of liquor, maintenance of grounds and facilities, and operation of races.  However, the provisions in the Racing Act and the PA Racing Commission’s regulations relating to licensing are quite general in nature.  They provide that 17 types of persons and/or entities must be licensed, including owners, trainers, jockeys, veterinarians, and all track employees.  The PA Racing Commission’s regulations provide that all licenses will be issued at the discretion of the PA Racing Commission’s director of licensing, subject to review by the PA Racing Commission.  In exercising this discretion, the director is mandated to consider if the applicant:

•	has been convicted of a crime involving moral turpitude;

•	has engaged in bookmaking or another form of illegal gambling;

•	has been found guilty of fraud or misrepresentation in connection with racing or breeding;

•	has been found guilty of a violation or attempt to violate a law, rule or regulation of racing in a jurisdiction for which suspension from racing might be imposed in the jurisdiction;

•	has violated rules, regulations or order of the PA Racing Commission; and

•	is not financially responsible.

Prospective licensees are required to file an application on forms prescribed by the PA Racing Commission, agree to be fingerprinted as required by the PA Racing Commission, and agree to full disclosure and investigation of criminal and employment records. The PA Racing Commission also requires payment of application fees and licensing fees for each person and entity licensed ranging from an annual license fee for track employees of $5 to an application fee for an operator’s license of $1,000.

The PA Racing Commission’s regulations also provide that a person or corporation to whom a licensee’s stock is “transferred” must, contemporaneously with the transfer, submit to the PA Racing Commission an affidavit containing certain information regarding the transferee. A “transfer” is defined as a sale, transfer or exchange of stock or the creation of a beneficial, legal or equitable interest therein.

As a matter of practice, the PA Racing Commission typically requires applications to be filed by entities and individuals that are also required to file applications with the PGCB under the Gaming Act. Additionally, the PA Racing Commission typically does not conduct its own background investigation into applicants if the PGCB is conducting background investigations regarding those applicants. Rather, the PA Racing Commission will review the investigation conducted by the PGCB when deciding whether to grant a license.

As the holder of a Category 1 license, Presque Isle Downs has the obligation to create a fund to be used for the improvement and maintenance of the backside area of its racetrack with an amount of not less than $250,000 or more than $1.0 million annually for a five-year period beginning in 2017.

Ohio Regulation and Licensing.  In the state of Ohio, ERI owns and operates, through MTR and its wholly owned subsidiary, Scioto Downs, Inc. (together with its own wholly owned subsidiaries, “SDI”), the Scioto Downs Racino in Columbus, Ohio. Scioto Downs offers live harness racing, onsite pari-mutuel wagering, and thoroughbred, harness and greyhound race simulcast and wagering (collectively, “Live Racing”), and VLTs.

The operation and management of Scioto Downs are subject to extensive state regulation.  Live Racing and VLT gaming are each regulated by statute, regulation and rule.  SDI’s VLT gaming operations are also regulated by the terms and conditions of SDI’s Video Lottery Sales Agent License (“VLT Gaming License”) from the Ohio Lottery Commission (“OLC”).

Live Racing.  The Ohio State Racing Commission (“OSRC”), which is comprised of 5 members appointed by the Governor of the State of Ohio, has regulatory oversight of Live Racing in Ohio. The OSRC establishes the rules and conditions for Live Racing and the forms of wagering that are permitted, and issues permits for Live Racing.  SDI must maintain a permit with OSRC in order to lawfully offer Live Racing.  Such permits are issued for one year and are renewable.  OSRC shall renew Live Racing permits unless OSRC rejects the application for renewal for good cause.

In connection with obtaining and maintaining its Live Racing permit, SDI must disclose substantial information to OSRC, including the following:

•	the names and addresses of all SDI directors and stockholders;

•	the dates and locations of race meetings;

•	the hours of operation on each racing day;

•	a list of names of all required race officials;

•	current accurate financial statements of SDI prepared and certified by an independent certified public accountant; and

•	other information as OSRC requires.

SDI’s Live Racing permit is neither assignable nor transferrable.

OSRC may suspend, diminish or revoke SDI’s Live Racing permit in the event that SDI violates the rules or conditions prescribed and promulgated by OSRC.

OSRC has broad authority to regulate Live Racing. OSRC regulation of SDI’s Live Racing includes regulating the days and hours that SDI may conduct live harness racing, the number of live races conducted by SDI, the number of days each year that SDI provides simulcast wagering, the races for which SDI may provide simulcast wagering and the equipment and facility requirements for Live Racing.

OSRC has broad powers to investigate, monitor and police Live Racing. OSRC has the right of full and complete entry to any and all parts of the grounds of SDI. OSRC may at any time engage auditors to examine the books and records of SDI. Upon demand from OSRC, SDI must furnish OSRC a full and complete statement of receipts, expenditures, attendance and such other information as OSRC may require.

If OSRC were to suspend, diminish, revoke or refuse to renew SDI’s Live Racing permit, SDI would have to stop providing Live Racing and VLT gaming (see below).

Ohio law assesses special taxes on money wagered on Live Racing and sets the limit on the amount of money wagered on Live Racing that SDI may retain.  Changes in these laws could have a significant impact on the profitability of SDI’s Live Racing business.

Additionally, by rule of OSRC or by agreement between SDI and the horseman’s association, a percentage of SDI’s VLT Gaming commission shall be paid to OSRC for the benefit of horse breeding and racing in Ohio. Accordingly, pursuant to an agreement with the relevant horseman’s association, effective January 1, 2014, 10.5% of SDI’s VLT Gaming commission will be paid to OSRC for the benefit of the horseman’s association.

SDI employees and other persons (“Live Racing Personnel”) involved in providing Live Racing at SDI facilities must have licenses issued by OSRC prior to such employment or involvement.  It is SDI’s responsibility to have all Racing Personnel fingerprinted before gaining access to SDI’s racing premises.  OSRC may issue, deny, suspend or revoke licenses to Live Racing Personnel as is in the public interest for the purpose of maintaining a proper control over horse racing.  OSRC, as is in the public interest for the purpose of maintaining proper control over horse racing, also may rule any person off SDI’s Live Racing premises.

VLT Gaming.  VLT gaming is regulated by OLC, which is comprised of 9 members appointed by the Governor of the State of Ohio. The executive officer of OLC is a director (“Ohio Director”) who is appointed by the Governor of the State of Ohio.  OLC has the authority to promulgate rules under which VLT gaming may be conducted, and issues and oversees VLT gaming licenses.

Under Ohio law, SDI’s VLT Gaming License is not transferrable for five years after its initial issuance.  Any ownership interest in SDI, directly or indirectly, through the immediate holding company of SDI, that is acquired after the date that SDI’s VLT Gaming License was issued by a person or entity not previously holding an ownership interest in SDI, which would result in such person or entity obtaining control of SDI is considered a “transfer.” In this context, “control” means any of the following:

•	holding fifty per cent or more of the outstanding voting securities of SDI;

•	having the right in the event of dissolution to fifty per cent or more of the assets of SDI; or

•	having the contractual power presently to designate fifty percent or more of the directors of SDI.

SDI’s VLT Gaming License was issued on or about May 22, 2012.  Any strategic transaction involving SDI that constitutes a “transfer” of SDI, within the meaning discussed above, before the fifth anniversary of the issuance of SDI’s VLT Gaming License may result in the suspension, modification or revocation of SDI’s VLT Gaming License. A suspension or revocation of SDI’s VLT Gaming License would necessitate the cessation of SDI’s VLT Gaming operations.

In order to lawfully conduct VLT Gaming, SDI must maintain a Live Racing permit from OSRC and a VLT Gaming License from OLC.  Only the holder of a Live Racing permit from OSRC is authorized to hold a VLT Gaming License.

In order to maintain its VLT Gaming License, SDI is required to keep its VLT Gaming License application updated and complete. Updates may be required because of changes to SDI’s ownership, management or business, or because the Ohio Director updates the application requirements.  SDI must annually make application to renew its VLT Gaming License and every three years SDI must resubmit a complete VLT Gaming License application.

The amount of information SDI is required to disclose and keep updated on its VLT Gaming License application is extensive.  SDI’s VLT Gaming License application includes information about SDI and SDI’s Principals (defined below), including, but not limited to:

•	information about all holding companies, intermediaries, subsidiaries and affiliates of SDI;

•	any criminal charges or convictions of SDI;

•

name, address, employer identification number or social security number, date of birth, compensation and any criminal charges or convictions for each of SDI’s officers, directors, and shareholders having directly or indirectly an ownership interest of five percent or more in SDI (collectively, “SDI’s Principals”);

•	a description of all bonus, profit sharing, pension, retirement, deferred compensation and similar plans of SDI;

•	a description the stock of SDI, and of all holding companies, intermediaries, subsidiaries and affiliates of SDI;

•	proof that SDI holds a Live Racing permit;

•	a description of all debt of SDI, and of all holding companies, intermediaries, subsidiaries and affiliates of SDI;

•	a list of the holders of debt of SDI, and all holding companies, intermediaries, subsidiaries and affiliates of SDI;

•	a description of any securities options of SDI and the identification of persons holding such options;

•	information regarding the banks, savings and loan associations and other financial institutions of SDI;

•	information about all the stock that SDI holds in other entities;

•	a description of any civil litigation to which SDI, or any holding company, subsidiary or affiliate of SDI, is or was a party;

•

information about any judgment, order, consent decree or consent order pertaining to a violation of federal antitrust, trade regulation or securities laws, or of similar laws of any state province or country, entered against SDI;

•	information regarding any bankruptcy or insolvency proceedings of SDI or certain SDI Principals;

•	information regarding the licensing history of SDI and SDI Principals;

•	information relating to contributions and disbursements of SDI and SDI Principals;

•	a business plan for the Scioto Downs Racino;

•	SDI’s security and surveillance plan;

•	consent to background checks for SDI and SDI’s Principals;

•	a commitment to deliver acceptable forms of credit (e.g., surety bond) and evidence of insurance, meeting the requirements of the Ohio Director;

•	a schedule of all fixtures and equipment, upon request of the OLC;

•	a commitment to maintain and timely repair video lottery terminals;

•	a commitment to purchase or lease video lottery terminals only from technology providers approved by the Ohio Director;

•	an agreement to clearly separate between the Live Racing wagering and the VLT gaming areas at the Scioto Downs Racino;

•	an agreement to a capital improvement plan in accordance with the Ohio Director’s standards and timetable; and

•	disclosure of all employees of SDI who earn over $150,000 in annual compensation.

Each time SDI submits additional information of OLC in connection with SDI’s VLT Gaming License, the Ohio Director maintains discretion to suspend, revoke or reconsider the application or otherwise modify the conditions of the issuance of SDI’s VLT Gaming License. If SDI’s VLT Gaming License is suspended, revoked or not renewed, SDI would have to cease its VLT Gaming business.

SDI’s VLT Gaming License is subject to suspension, modification, revocation or fines as authorized by statute, rule, regulation, policy order or directive of OLC or the Ohio Director.

The Ohio Director may suspend or revoke SDI’s VLT Gaming License in the event that SDI does any of the following:

•	fails to comply with Ohio’s lottery law;

•	fails to comply with the rules, terms and conditions, policies, orders and directives of OLC or the Ohio Director;

•	fails to maintain any insurance, coverage and bonds required by the Ohio Director;

•	makes a fraudulent misrepresentation in connection with its VLT Gaming License application;

•	fails to promptly and accurately settle the accounts of lottery transactions and pay OLC amounts due to OLC from video lottery sales;

•	fails to credit or pay a winning video lottery participant;

•	allows an underage person to play video lottery games, or pays an underage person a video lottery prize payment;

•	fails to maintain adequate and sufficient security;

•	offers a video lottery game that has not been approved by the Ohio Director or OLC;

•	uses a video lottery terminal that has not been authorized and approved by the Ohio Director;

•	fails to maintain a number of VLT’s within the range rquired by the Ohio Director;

•	fails to comply with the Americans with Disabilities Act of 1990;

•	fails to provide required notice or to obtain required approval prior to relocating or transporting a video lottery terminal;

•	fails to make capital improvements as required by OLC rule, regulation, policy, order or directive;

•	fails to meet financial obligations necessary for the continued operation of video lottery;

•	acts in a manner that impacts or has the likelihood of impacting the efficient operation or integrity of video lottery; or

•	fails to adhere to all the terms and conditions set forth in SDI’s licensing agreement with OLC.

The Ohio Director may also suspend or revoke SDI’s VLT Gaming License if SDI or any SDI Principal is convicted of criminal violations that may negatively impact the integrity of the lottery, or if any of them have experience, character or general fitness that the Ohio Director believes would be inconsistent with the public interest, convenience or trust.

As necessary for reasons related to public safety, convenience or trust which require immediate action, the Ohio Director may order the immediate and indefinite disabling of all or a portion of SDI’s VLT Gaming operations and removal of video lottery equipment at SDI’s VLT Gaming facility.  In the event of such action, the Ohio Director must give SDI a subsequent opportunity for an adjudication hearing.

OLC and the Auditor of the State of Ohio have broad powers under Ohio law to investigate and monitor VLT Gaming operations. They may at any time examine, inspect, test or access for any purposes all records, files, equipment, other documents, video lottery terminals, and hardware and software used in connection with video lottery. SDI must allow inspections of its licensed premises at any time as authorized by the Ohio Director.

Under the terms and conditions of SDI’s VLT Gaming License, SDI has also consented to OLC having the power and authority with good cause shown, without notice and without warrant at any time, to do any of the following:

•	inspect any video lottery terminals, central monitoring system, or associated equipment and software about, on or around SDI’s facilities;

•

inspect and examine all premises in which SDI conducts VLT gaming or any authorized video lottery terminals, central monitoring system, or associated equipment and software designed, built, constructed, assembled, manufactured, sold, distributed, or serviced, or in which records of those activities are prepared or maintained;

•

seize summarily and remove from SDI’s premises and impound, assume physical control of, or disable any video lottery terminals, central monitoring system, or associated equipment and software for the purposes of examination and inspection;

•

inspect, examine and audit books, records, and documents concerning SDI’s VLT gaming activities, including financial records of parent corporations, subsidiary corporations, affiliate corporations or similar business entities related to SDI’s VLT gaming activities; and

•	seize, impound, or assume physical control of books, records, ledgers, cash boxes and their contents, a counting room or its equipment, or other physical objects relating to VLT Gaming.

Pursuant to paragraph (A) of rule 3770:2-3-08 of the Ohio Administrative Code and the terms of SDI’s VLT Gaming License, OLC will pay SDI a commission in the amount of 66.5% of the video lottery terminal income generated by SDI. “Video lottery terminal income” is defined as credits played, minus approved video lotter terminal promotional gaming credits, minus video lottery prize awards.

A change to these regulations could have a significant impact on the profitability of SDI’s VLT Gaming business.

SDI employees involved with VLT gaming are also required to obtain and maintain a license from OLC prior to being involved in video lottery licensed activities.  An application for a VLT gaming employee license may be denied if the applicant has been convicted of certain offenses involving moral turpitude, illegal gambling, fraud or misrepresentation.